Exhibit 6.1.2.4

THIRD AMENDMENT TO PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”), dated June 29, 2018 (the “Effective Date”), is entered into by and between THE HOLLYWOOD 12, LLC, an Oregon limited liability company (“Seller”) and BUILDINGBITS PROPERTIES I, LLC, a Delaware limited liability company (“Buyer”).

Background

A.            Seller and Buyer have entered into that certain BuildingBits Purchase and Sale Agreement dated as of April 13, 2018, as amended by the Amendment to Purchase and Sale Agreement dated as of May 30, 2018 and the Amendment to Purchase and Sale Agreement dated as of June 14, 2018 (as amended, the “Purchase Agreement”) pertaining to certain real property commonly known as The Hollywood 12 Apartments and located at 1728 NE 45th Avenue, Portland, Oregon 97213 (the “Property”). All capitalized terms used herein that are not defined shall have the meaning ascribed to them in the Purchase Agreement.

B.            Seller and Buyer desire to amend certain provisions contained in the Purchase Agreement. In connection therewith, Buyer and Seller desire to execute this Amendment on the terms herein set forth.

Terms and Conditions

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Seller and Buyer agree as follows:

1.            Qualification Period. Section 7(b)(i) of the Purchase Agreement is amended to provide that the Qualification Period shall be extended by an additional twenty-seven (27) days from June 28, 2018 to July 25, 2018.

2.            Earnest Money. Section 3 of the Purchase Agreement is amended to provide that the Initial Deposit shall be nonrefundable effective as of the Effective Date, except as otherwise expressly provided in connection with a Seller default pursuant to Section 16(a) the Purchase Agreement. The Initial Deposit shall remain applicable toward the Purchase Price at Closing. Notwithstanding the foregoing, the First Additional Deposit and the Second Additional Deposit shall become nonrefundable on the date that Buyer makes the Second Additional Deposit, except as otherwise expressly provided in the Purchase Agreement.

3.            Inspection Period. Section 7(c) of the Purchase Agreement is amended to provide that the Inspection Period will end upon the expiration of the Funding Milestone #2 Period. If Buyer fails to deliver its Contingency Approval Notice on or before the Contingency Removal Date, this Agreement will terminate, the refundable portion of the Earnest Money will be delivered to Buyer and the Initial Deposit will be delivered to Seller, and the parties will have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement).

4.            Closing Date. Section 4 of the Purchase Agreement is amended to provide that the Closing Date shall be on or before the date that is thirty (30) days after the later to occur of: (a) the delivery date of the Contingency Approval Notice; (b) the expiration of the Funding Milestone #2 Period; or (c) the day which Funding Milestone #2 was met.

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5.            Occupancy Contingency. Section 7(f) of the Purchase Agreement is amended provide that the Occupancy Contingency shall mean not less than ninety percent (90%) of the apartment units of the Property being occupied by unaffiliated tenants pursuant to written Leases on Seller's standard form at a blended rate that is no less than two dollars and fifty-one cents ($2.51) per square foot for a period of at least thirty (30) days. Seller’s failure to satisfy the Occupancy Contingency will in no instance constitute a default by Seller under this Agreement, and in the event of such failure Buyer’s sole right will be either to terminate this Agreement, in which case the refundable portion of the Earnest Money will be returned to Buyer and the Initial Deposit will be delivered to Seller, or to waive the Occupancy Contingency and proceed with Closing.

6.            General Provisions.

a.           Due Authorization. Seller and Buyer each represent and warrant to the other party that each has full power and authority to enter into this Amendment without the consent of any other person or entity.

b.           Counterparts; Facsimile and Scanned Email Signatures. This Amendment may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties. Facsimile and scanned email signatures shall operate as originals for all purposes under this Amendment.

c.           Effect of Amendment. The Purchase Agreement is unmodified except as expressly set forth in this Amendment. Except for the modifications to the Purchase Agreement set forth in this Amendment, the Purchase Agreement remains in full force and effect. To the extent any provision of the Purchase Agreement conflicts with or is in any way inconsistent with this Purchase Agreement, the Purchase Agreement is deemed to conform to the terms and provisions of this Amendment.

d.           Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and no amendment to this Amendment shall be binding upon the parties unless in the form of writing executed by each party hereto.

e.           Integration. This Amendment contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date, regardless of the date signed by Buyer and Seller.

"Buyer" BUILDINGBITS PROPERTIES I, LLC, a Delaware limited liability company

By:
Name:
Title:

"Seller" THE HOLLYWOOD 12, LLC, an Oregon limited liability company

By:
Name:
Title:

7) Buyer and Seller hearby agree that the Initial Deposit is to be delivered to Escrow on July 6, and will be immediately released to Seller. The Initial Deposit will be non-refundable in all circumstances.

8) Buyer agrees to allow Seller to Accept backup offers for the purchase of the property. Seller agrees to make clear to any interested parties that the Property is currently under contract, and that any backup offers will be fore consideration in second position.

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